Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in this Registration Statement of Consumers Bancorp, Inc. on Form S-3 of our report dated August 29, 2008 on the consolidated financial statements of Consumers Bancorp, Inc. appearing in the June 30, 2008 Form 10-K of Consumers Bancorp, Inc. and to the reference to us under the heading “Experts” in the prospectus.

/s/ Crowe Horwath LLP

Cleveland, Ohio

August 4, 2009